FOR IMMEDIATE RELEASE
DECEMBER 1, 2006
PHONE: 609-561-9000
IR: STEPHEN CLARK x4260 e-mail: sclark@sjindustries.com
PR: JOANNE BRIGANDI x4240 e-mail: jbrigandi@sjindustries.com

SOUTH JERSEY INDUSTRIES RAISES DIVIDEND 9%

FOLSOM, N.J. - South Jersey Industries (NYSE:SJI) announced today that its board of directors voted to increase the company’s regular quarterly dividend from $0.225 to $0.245 per share. The increase equates to an annualized dividend of $0.98, an $0.08 per share increase over the previous level. This marks the eighth year in a row that SJI has increased its dividend.

“Our track record of strong earnings growth and our confidence in our performance for not only 2006, but 2007 and beyond, justifies this large dividend increase,” stated Ed Graham, SJI chairman, president and CEO. “SJI’s board approved the 9% hike, well above the base growth level of 6% to 7% per year set in the recently announced dividend policy, to emphasize that confidence in our future,” continued Graham.

SJI recently reaffirmed its expectation for earnings per share growth of at least 6% to 10% in 2006 compared with 2005, and to maintain long-term average EPS growth of at least 6% to 7% per year. Factors that the board considers when setting the dividend include future earnings expectations, payout ratio, and dividend yield relative to those at peer companies as well as returns available on other income-oriented investments. SJI recognizes that dividends are an important income source for many of our shareholders, and remains committed to providing a secure, growing dividend.

The dividend is payable December 29, 2006 to shareholders of record at the close of business December 11, 2006. SJI has paid dividends for 55 consecutive years.

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SJI Dividend Add 1

Forward-Looking Statement

This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers or suppliers to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

South Jersey Industries [NYSE: SJI] is an energy services holding company for South Jersey Gas, South Jersey Energy Solutions, South Jersey Energy, South Jersey Resources Group, South Jersey Energy Service Plus and Marina Energy. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

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